Exhibit 5.1

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178

December 30, 2019
Pzena Investment Management Company, Inc.
320 Park Avenue
New York, New York 10022

Re:	Registration Statement on Form S-8 under the Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as counsel to Pzena Investment Management Company, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “12,000,000 shares of the Class A common stock, par value $0.01 per share, of the Company (the “Shares”) issuable upon exchanges by the Class B-1 Members of Pzena Investment Management, LLC, a Delaware limited liability company (the “Operating Company”), of Class B-1 units (the “Class B-1 Units”) of the Operating Company, pursuant to, and in accordance with the “Exchange Rights of Class B-1 Members” set forth in Exhibit D to the Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of December 30, 2019 (as amended, the “Operating Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company, the Operating Agreement and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner contemplated by the Operating Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP